Exhibit 99.1

Isoray Announces Adjournment of Annual Meeting

of Stockholders to January 27, 2023

RICHLAND, WASHINGTON – January 12, 2023 – Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced that the January 12th, 2023, adjourned Annual Meeting of Stockholders is being adjourned until January 27th, 2023, to provide stockholders who have not yet voted with additional time to vote on Proposal 1, approval of an amendment to the Company’s Certificate of Incorporation to increase the total number of authorized shares of Common Stock. This vote, which requires approval by a majority of the outstanding shares, is required to proceed with the proposed merger with Viewpoint Molecular Targeting, Inc.

The Board of Directors, as well as leading proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co., recommend stockholders vote in support of Proposal 1. Proposal 1 approval is necessary for the consummation of the proposed merger with Viewpoint Molecular Targeting. Proposals 2 and 3 have already been approved and approval of these two proposals was also required to consummate the merger.

Stockholders’ votes are very important and are critical for Isoray to move forward with the pending proposed merger with Viewpoint Molecular Targeting. Management believes that the pending proposed merger represents a transformational opportunity for Isoray and all its stockholders. It provides the Company with the opportunity to combine Isoray’s existing business with a pipeline of very exciting products under development that have the potential to change the paradigm of patient care in the isotope space.

Proposal 1 requires an affirmative vote of a majority of the outstanding shares for passage. As of the January 12th meeting date, Proposal 1 had 67,475,410 shares voting in favor with an additional 3,580,974 shares required for approval. Approximately 82% of shares that have been voted are in favor of Proposal 1. Stockholders who do not vote are essentially opposing this proposal and as a result, the proposed merger.

Therefore, the company urges its stockholders who have not yet cast their vote to please do so. This will help save on further solicitation costs and ensure that stockholders’ important votes are represented. Stockholders as of the October 20, 2022 record date can vote, even if they have subsequently sold their shares.

Voting Instructions – For Shares Held in “Street” Name

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To vote by telephone, please call the Company's proxy solicitor, Alliance Advisors LLC ("Alliance"), at (877) 728-5039. Alliance will assist with voting questions from 9 a.m. to 10 p.m. Eastern Time, Monday through Sunday.

●	To vote by email, please contact Alliance at ISR@allianceadvisors.com.

Contacts

Investor Relations: Mark Levin (501) 255-1910

Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray

Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Follow us on LinkedIn and Twitter.

Safe Harbor Statement

Statements in this news release about Isoray’s future expectations, including: the ability to get the requisite vote in favor of Proposal 1 and the anticipated synergies and benefits of the proposed merger with Viewpoint Molecular Targeting, Inc., and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as whether there is sufficient time to get the votes, whether the proposed merger with Viewpoint Molecular Targeting, Inc. is completed and, if so, whether the anticipated benefits of the merger are realized. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.